UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2013

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On June 24, 2013, Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”), through a wholly-owned subsidiary, purchased a grocery-anchored shopping center containing 280,243 rentable square feet located on approximately 27 acres of land in Austin, Texas (“Northcross”) for approximately $61.5 million, exclusive of closing costs. The Company funded the purchase price with proceeds from its ongoing initial public offering. Northcross was purchased from Northcross Property, LLC, a Delaware limited liability company, which is not affiliated with the Company, its advisor or its sub-advisor.

Northcross is approximately 95.1% leased to 34 tenants, including a Walmart Supercenter, which occupies approximately 35.3% of the total rentable square feet of the shopping center. The Walmart Supercenter ground lease expires in March 2029, and the total average rental rate over the remaining lease term is approximately $67,917 per month. Walmart has 17 options to extend the term of its lease by 5 years each.

Based on the current condition of Northcross, the Company’s management does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes Northcross is adequately insured.

Item 8.01. Other Events

Glenwood Crossings

On June 27, 2013, the Company, through a wholly-owned subsidiary, purchased a grocery-anchored shopping center containing 87,504 rentable square feet located on approximately 10.6 acres of land in Kenosha, Wisconsin (“Glenwood Crossings”) for approximately $12.8 million, exclusive of closing costs. The Company funded the purchase price with proceeds from its ongoing initial public offering. Glenwood Crossings was purchased from Glenwood Crossings-Kenosha, LLC, a Wisconsin limited liability company, which is not affiliated with the Company, its advisor or its sub-advisor.

Glenwood Crossings is approximately 98.0% leased to ten tenants, including a Pick’n’Save grocery store, which occupies approximately 62.9% of the total rentable square feet of the shopping center. Based on the current condition of Glenwood Crossings, the Company’s management does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes Glenwood Crossings is adequately insured.

Pavilions at San Mateo

On June 27, 2013, the Company, through a wholly-owned subsidiary, purchased a grocery-anchored shopping center containing 151,451 rentable square feet located on approximately 13.9 acres of land in Albuquerque, New Mexico (“Pavilions at San Mateo”) for approximately $28.4 million, exclusive of closing costs. The Company funded the purchase price with proceeds from its ongoing initial public offering. Pavilions at San Mateo was purchased from Weingarten Nostat, Inc., a Texas corporation, which is not affiliated with the Company, its advisor or its sub-advisor.

Pavilions at San Mateo is approximately 86.2% leased to 23 tenants, including a Walmart Neighborhood Market grocery store, which will occupy approximately 24.4% of the total rentable square feet of the shopping center beginning in July 2013. Based on the current condition of Pavilions at San Mateo, the Company’s management does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes Pavilions at San Mateo is adequately insured.

Shiloh Square

On June 27, 2013, the Company, through a wholly-owned subsidiary, purchased a grocery-anchored shopping center containing 139,720 rentable square feet located on approximately 14.6 acres of land in Kennesaw, Georgia (“Shiloh Square”) for approximately $14.5 million, exclusive of closing costs. The Company funded the purchase price with proceeds from its ongoing initial public offering. Shiloh Square was purchased from Shiloh Square Associates, LLC, a Delaware limited liability company, which is not affiliated with the Company, its advisor or its sub-advisor.

Shiloh Square is approximately 80.5% leased to 16 tenants, including a Kroger grocery store, which occupies approximately 41.9% of the total rentable square feet of the shopping center. Based on the current condition of Shiloh Square, the Company’s management does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes Shiloh Square is adequately insured.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements and Businesses Acquired

Since it is impracticable to provide the required financial statements for Northcross at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before September 7, 2013, by amendment to this Form 8-K.

(b) Pro Forma Financial Information

See paragraph (a) above

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: June 28, 2013	By:	/s/ R. Mark Addy
R. Mark Addy
Co-President & Chief Operating Officer